Exhibit 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”), made as of this 19th day of September, 2008, is entered into by Bio-Imaging Technologies, Inc., a Delaware corporation with its principal place of business at 826 Newtown-Yardley Road, Newtown, Pennsylvania 18940 (the “Company”), and Peter Benton (the “Employee”).
     The Company desires to employ the Employee, and the Employee desires to be employed by the Company within the Company’s wholly-owned subsidiary, Phoenix Data Systems, Inc., a Delaware corporation with its principal place of business at 901 East 8th Avenue, Suite 201, King of Prussia, PA 19406 (“PDS”). In consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, the parties agree as follows:
1. Term of Employment. The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company within PDS, upon the terms set forth in this Agreement, for the period commencing on September 30, 2008 (the “Commencement Date”) and ending on September 30, 2009 (such period, as it may be extended, the “Employment Period”), unless sooner terminated in accordance with the provisions of Section 4; provided, however, that the Employment Period shall automatically renew for successive twelve (12) month terms unless either party provides the notice of termination pursuant to Section 4.5 below.
2. Title; Capacity.
     2.1 Title. The Employee shall serve as President of PDS, or in such other reasonably comparable position as the Chief Executive Officer (the “CEO”) of the Company or its Board of Directors (the “Board”) may determine from time to time. The Employee shall be based at PDS’s headquarters in King of Prussia, Pennsylvania, or such place or places in the continental United States as the Board shall reasonably determine. The Employee shall be subject to the supervision of, and shall have such authority as is delegated to the Employee by, the Board, President or CEO of the Company.
     2.2 Capacity. The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the CEO or the Board or its designees shall from time to time reasonably assign to the Employee. The Employee agrees to devote his entire business time, attention and energies to the business and interests of the Company and PDS during the Employment Period; provided that the Employee may serve as a nonexecutive director or trustee of other companies or entities, so long as such service does not unreasonably interfere with the Employee’s duties hereunder. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and PDS and any changes therein that may be adopted from time to time by the Company and PDS. The Employee further agrees to abide by the applicable rules, practices, policies, restrictions and principles outlined by the Board in its Corporate Policy Governance Manual and amendments adopted thereto.
3. Compensation and Benefits.
     3.1 Salary. The Company shall pay the Employee, in periodic installments in accordance with the Company’s customary payroll practices, an annual base salary of $260,000 for the one (1) year period commencing on the Commencement Date. Such salary may be subject to adjustment for cost of living or other adjustments thereafter determined by the Chief Executive Officer of the Company.
     3.2 Fringe Benefits. The Employee shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its senior executives, if any, to the extent that Employee’s position, tenure, salary, age, health and other qualifications make him eligible to participate. The Employee shall be entitled to Paid Time Off per the Company’s Paid Time Off Policy as set forth in the Company’s Human Resources Policies, Practices & Procedures Manual, to be taken at such times as may be approved by the Chief Executive Officer of the Company.
     3.3 Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, in accordance with policies and procedures, and subject to the limitations adopted by the Company or the Board from time to time. In no event will such expense be reimbursed after the close of the calendar year following the calendar year in which that expense is incurred. The amount of reimbursements to which the Employee may become entitled in any one calendar year shall not affect the amount of expenses eligible for reimbursement hereunder in any other calendar year. The Employee’s right to reimbursement cannot be liquidated or exchanged for any other benefit or payment.
     3.4 Bonuses; Incentive Compensation. Beginning in fiscal year 2008, the Employee shall be eligible to receive an annual bonus (the “MIP Bonus”) up to an amount equal to forty percent (40%) of the Employee’s annual base salary upon the achievement of certain milestones as set forth in an annual Management Incentive Plan. Additional milestones may be established to increase the MIP bonus to a maximum amount equal to eighty percent (80%) of the Employee’s annual base salary. The specific annual milestones will be set each year by the Compensation Committee of the Board (the “Compensation Committee”). MIP Bonus payments are subject to approval by the Compensation Committee and shall be pro-rated in the year of hire. The Employee must be an active, full-time employee on the date payment is made to be eligible. Any MIP Bonus awarded to the Employee shall be paid by the 15th day of the third month following the close of the calendar year for which such bonus is earned or as soon as administratively practicable thereafter, but in no event shall such payment be made prior to the first business day in January in the calendar year immediately following the calendar year for which that bonus is earned or after April 30 of that calendar year.

     3.5 Stock Options. The Employee may be entitled to a grant of an option, subject to approval of the Compensation Committee, to purchase up to 100,000 shares of common stock of the Company, $0.00025 par value per share (“Common Stock”), at a purchase price equal to one hundred percent (100%) of the fair market value of the Common Stock on the date of the grant (which date shall be the date of Compensation Committee Approval), which options will vest over four (4) years as follows: twenty-five percent (25%) shall vest on the first anniversary of the date of grant and then twenty-five percent (25%) annually on each anniversary of the date of grant thereafter until fully vested.
     3.6 Relocation Assistance. The Company will provide relocation assistance with the understanding that the Employee will be moving within close proximity to Company or PDS offices within a reasonable period of time. The Employee will receive reimbursement for relocation expenses up to a maximum of $50,000, which amounts will be paid to the Employee upon submission of receipts for approved relocation expenses and will be subject to applicable income taxes where required by law. Approved relocation expenses include: moving household goods, house hunting trips, home sales services and home buying services. The Employee must be an active, full-time employee on the date payment is made to be eligible for such relocation assistance.
     3.7 Witholding. All salary, bonus and other compensation payable to the Employee shall be subject to applicable withholding taxes.
4. Termination of Employment Period. The employment of the Employee by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:
     4.1 Expiration of the Employment Period;
     4.2 At the election of the Company, for Cause (as defined below), immediately upon written notice by the Company to the Employee, which notice shall identify the Cause upon which the termination is based. For the purposes of this Section 4.2, “Cause” shall mean that (i) the Employee has repeatedly failed to perform his assigned duties for the Company after ten (10) days written notice and an opportunity to cure, (ii) the Employee has engaged in dishonesty, gross negligence or misconduct materially detrimental to the Company’s interest or (iii) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to any crime involving moral turpitude or any felony;
     4.3 At the election of the Employee, for Good Reason (as defined below), immediately upon written notice by the Employee to the Company, which notice shall identify the Good Reason upon which the termination is based and provide thirty (30) days from receipt of notice for Company to cure such Good Reason. For the purposes of this Section 4.3, “Good Reason” for termination shall mean (i) a material adverse change in the Employee’s authority, duties or compensation without the prior written consent of the Employee, (ii) a material breach by the Company of the terms of this Agreement, which breach is not remedied by the Company within ten (10) days following receipt of written notice from the Employee to the Company notifying it of such breach, or (iii) the relocation of the Employee’s place of work to a new location that is outside a radius of fifty (50) miles from the Employee’s principal residence and outside a radius of twenty-five (25) miles from the location at which the Employee performed his principal duties for the Company and PDS immediately prior to the date of such change;
     4.4 Upon the death or disability of the Employee. As used in this Agreement, the term “disability” shall mean the inability of the Employee, due to a physical or mental disability, for a period of ninety (90) days, whether or not consecutive, during any three hundred sixty (360)-day period, to perform the services contemplated under this Agreement, with or without reasonable accommodation as that term is defined under state or federal law. A determination of disability shall be made by a physician satisfactory to both the Employee and the Company; provided that, if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties; or
     4.5 At the election of either party, upon not less than one hundred eighty (180) days’ prior written notice of termination (the “Termination Notice Period”); provided, however, that if the Company pays the Severance Amount pursuant to Section 5.1(b) below, then the Termination Notice Period shall automatically end on the date the Severance Period (as defined below) begins.
5. Effect of Termination.
     5.1 Payments Upon Termination.
     (a) In the event the Employee’s employment is terminated pursuant to Section 4.1, Section 4.2 or Section 4.4, or by the Employee pursuant to Section 4.5, the Company shall pay to the Employee the compensation and benefits otherwise payable to him under Section 3 through the last day of his actual employment by the Company.
     (b) In the event the Employee’s employment is terminated by the Employee pursuant to Section 4.3, or by the Company pursuant to Section 4.5, the following provisions shall apply:
          (i) the Company shall continue to pay to the Employee his salary as in effect on the date of termination and continue to provide to the Employee the other benefits owed to him under Section 3.2 (to the extent such benefits can be provided to non-employees, or to the extent such benefits cannot be provided to non-employees, then the cash equivalent thereof) until the date one hundred eighty (180) days (the “Severance Period”) after the date of termination (the “Severance Amount”). Such Severance Amount shall be paid over the Severance Period in accordance with the Company’s normal payment practices for salaried employees, beginning with the first pay date within the 60-day period following the Employee’s separation from service due to such termination on which the requisite Release (as defined below) is effective following the expiration of any applicable revocation period, but in no event will the first such payment be made later than the last day of such 60-day period. Such Severance Period shall immediately terminate (and payments made pursuant to this Section 5.1(b) shall cease) if the Employee fails to be reasonably cooperative, responsive or available for reasonable requests by the Company to the Employee to assist the Company pertaining to areas of the Company’s business of which the Employee is familiar as a result of his employment;
          (ii) the Company shall pay to the Employee any pro-rated amounts due under Section 3.4, as determined by the Compensation Committee or the Chief Executive Officer of the Company, such payments to begin within the 60-day period following the Employee’s “separation from service” with the Company (as determined in accordance with the provisions of Code Section 409A and the final Treasury Regulations thereunder) due to such termination on which the requisite Release is effective following the expiration of any applicable revocation period; and
          (iii) the Employee’s options shall continue to vest during the Severance Period as proscribed under Section 3.5.
          (iv) Should the Employee elect under Code Section 4980B to continue health care coverage under the Company’s group health plan for himself, his spouse and his eligible dependents following such termination date, then the Company shall provide such continued health care coverage at the Company’s expense until the earlier of (i) the expiration of the 180-day period measured from the date of such termination date or (ii) the first date the Employee is covered under another employer’s heath benefit program which provides substantially the same level of benefits without exclusion for pre-existing medical conditions. Should the Company’s provision of such continued health care coverage result in the recognition of taxable income (whether for federal, state or local income tax purposes) by the Employee or his spouse or other eligible dependent, then the Employee and his spouse and dependents shall each be responsible for the payment of the income and employment tax liability resulting from such coverage, and the Company will not provide any tax gross-up payments to the Employee (or any other person) with respect to such income and employment tax liability.
          (v) The Company shall make a lump sum cash payment, not to exceed $5,000, to cover the cost of any other benefits to which the Employee would have been entitled under Section 3.2 of this Agreement had he continued in employment for an additional one hundred eighty (180) days following such termination date. Such payment shall be made to the Employee within the 60-day period following the Employee’s separation from service on which the requisite Release is effective following any applicable revocation period.
          (vi) The payment to the Employee of the amounts payable under this Section 5.1(b) shall constitute the sole remedy of the Employee in the event of a termination of the Employee’s employment under the circumstances set forth in this Section 5.1(b). The Employee shall not be entitled to any payments under this Section 5.1(b) unless and until the Employee executes a mutual general release and waiver (a “Release”) in a form reasonably satisfactory to the CEO of the Company or the Board.

     5.2 Section 409A. Certain payments contemplated by this Restated Agreement may be “deferred compensation” for purposes of Section 409A of the Code. Accordingly, the following provisions shall be in effect for purposes of avoiding or mitigating any adverse tax consequences to the Employee under Code Section 409A.
          (a) It is the intent of the parties that the provisions of this Agreement comply with all applicable requirements of Code Section 409A. Accordingly, all provisions of this Agreement shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Code Section 409A and the applicable Treasury Regulations thereunder and such provisions shall be amended to comply with Code Section 409A and the applicable Treasury Regulations thereunder.
          (b) Notwithstanding any provision to the contrary in this Agreement, no payments or benefits to which the Employee may become entitled under Section 5.1(b) shall be made or provided to him prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of his separation from service with the Company (as determined in accordance with the provisions of Code Section 409A and the final Treasury Regulations thereunder), or (ii) the date of his death, provided that the Employee is deemed, at the time of such separation from service, to be a “key employee” within the meaning of that term under Code Section 416(i) and is deemed, pursuant to the procedures established by the Compensation Committee (in accordance with the applicable standards of Code Section 409A and the Treasury Regulations thereunder) and applied on a consistent basis for all non-qualified deferred compensation plans of the “employer group” (as determined in accordance with the provisions of Code Sections 414(b) and (c) and the final Treasury Regulations thereunder) subject to Code Section 409A, to be a “specified employee” at the time of such separation from service and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Section 5.2(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. The specified employees subject to such a delayed commencement date shall be identified on December 31 of each calendar year. If the Employee is so identified on any such December 31, he shall have specified employee status for the twelve (12)-month period beginning on April 1 of the following calendar year.
     5.3 Survival. The provisions of Sections 5.1(b), 5.2, 5.3, 6, 7.2, 8.3, 8.5 and 8.9 shall survive the termination of this Agreement.
6. Non-Competition and Non-Solicitation. The Employee shall execute, if not previously executed and still in effect, simultaneously with the execution of this Agreement, or otherwise upon the request of the Company, the Company’s customary form of Non-Competition and Non-Solicitation Agreement and form of Invention Assignment and Confidential Information Agreement, substantially in the forms attached hereto as Exhibit A and Exhibit B, respectively.

7. Other Agreements.
     7.1 Prior Agreements. The Employee represents that his performance of all the terms of this Agreement and the performance of his duties as an employee of the Company do not and will not breach any agreement with any prior employer or other party to which the Employee is a party (including without limitation any nondisclosure or non-competition agreement). Any agreement to which the Employee is a party relating to nondisclosure, non-competition or non-solicitation of employees or customers is listed on Schedule A attached hereto.
     7.2 Executive Retention Agreement. Upon execution of this Agreement, the Company and the Employee shall enter into the Executive Retention Agreement attached hereto as Exhibit C; provided, however, that if the Employee is terminated for any reason, and such termination triggers a payment (including benefits) to the Employee pursuant to the Executive Retention Agreement, then the Employee shall receive payments (including benefits) solely pursuant to the Executive Retention Agreement and not pursuant to this Agreement.
8. Miscellaneous.
     8.1 Notices. Any notice delivered under this Agreement shall be deemed duly delivered four (4) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, in each case to the address of the recipient set forth on the signature page hereto. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 8.1.
     8.2 Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.
     8.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.
     8.4 Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.
     8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without reference to the conflicts of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Pennsylvania (or, if appropriate, a federal court located within the Commonwealth of Pennsylvania), and the Company and the Employee each consents to the jurisdiction of such a court. The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.
     8.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business; provided, however, that the obligations of the Employee are personal and shall not be assigned by him. Notwithstanding the foregoing, if the Company is merged with or into a third party which is engaged in multiple lines of business, or if a third party engaged in multiple lines of business succeeds to the Company’s assets or business, then for purposes of this Agreement, the term “Company” shall mean and refer to the business of the Company as it existed immediately prior to such event and as it subsequently develops and not to the third party’s other businesses.
     8.7 Waivers. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
     8.8 Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
     8.9 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.
[Signature Page Follows]

THE EMPLOYEE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT, HAS HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT AND HAS CONSULTED WITH COUNSEL AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.
BIO-IMAGING TECHNOLOGIES, INC.

By:	/s/ Mark L. Weinstein
Name:	Mark L. Weinstein
Title:	President & CEO
Address:	826 Newtown-Yardley Road
Newtown, Pennsylvania 18940
EMPLOYEE

/s/ Peter Benton 9/19/2008
Peter Benton
2 Hillard Lane
Gladstone, NJ 07934

Exhibit A
BIO-IMAGING TECHNOLOGIES, INC.
EMPLOYEE
NON-COMPETITION AND NON-SOLICITATION
AGREEMENT
     In consideration of my employment or continued employment by Bio-Imaging Technologies, Inc., a Delaware corporation (the “Company”), within the Company’s wholly-owned subsidiary Phoenix Data Systems, Inc. (“PDS”), a Delaware corporation, I hereby represent and agree as follows:
1. I understand that the Company and its subsidiaries are engaged in a continuous program of research, development, production and marketing in connection with its business and that I have been hired to invent and create, or may acquire information with respect to scientific, technical and/or business innovations. References herein to the Company shall include PDS.
2. Covenant Not to Compete: Non-Solicitation.
     (a) Non-Competition. During the period of my employment with the Company and for a period of one (1) year thereafter, I will not, either for myself or any other person or entity, directly or indirectly carry on or engage in any business competitive with that of the Company as of the date of the termination of my employment by the Company in any state or commonwealth of the United States or any country of the world in which the Company or any affiliate of the Company carries on or engages in the business of the Company. The business of the Company for these purposes shall include, without limitation, such specific technologies or products in which the Company shall, during the period of my employment, have initiated significant plans to develop. Carrying on or engaging in business on my part shall include the following activities: engaging in, working with, having an interest or concern in, advising, lending money to, guaranteeing the debts or obligations of, or permitting one’s name to be used in connection with, an enterprise or endeavor, either individually, in partnership or in conjunction with any person or persons, firms, associations, companies or corporations, whether as a principal, agent, shareholder, employee, officer, director, partner, consultant or in any manner whatsoever (it is being understood that I will retain the right to invest in or have an interest in entities traded on any public market or offered by any national brokerage house, provided that such interest does not exceed five percent (5%) of the voting control of that entity).
     (b) Non-Solicitation. During the period of my employment with the Company and for a period of one (1) year thereafter, I will not, either for myself or for any other person or entity, directly or indirectly (i) solicit, induce or attempt to induce any employee of the Company or of any affiliate of the Company to terminate his or her employment with the

Company or such affiliate or (ii) solicit or contact any customer or potential customer of the Company or any affiliate of the Company.
3. Other Agreements. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment agreement, confidential information agreement, non-competition agreement or other agreement with any former employer or other party. I represent that I will not bring with me to the Company, or use in the performance of my duties for the Company, any documents or materials of a former employer that are not generally available to the public.
4. Disclosure of this Agreement. I hereby authorize the Company to notify others, including, but not limited to, customers of the Company and any of my future employers, of the terms of this Agreement and my responsibilities hereunder.
5. Injunctive Relief and Enforcement. I understand that in the event of a breach or threatened breach of this Agreement by me the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement. I also agree that if any court shall determine that any provision of this Agreement is unenforceable with respect to its term or scope then such provision shall nonetheless be enforceable by any such court upon such modified term or scope as may be determined by such court to be reasonable and enforceable.
6. Governing Law. I agree that this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

Date 9/25/2008	/s/ Peter Benton
Signature
Peter Benton 2 Hillard Lane Gladstone, NJ 07934

Exhibit B
BIO-IMAGING TECHNOLOGIES, INC.
EMPLOYEE
INVENTION ASSIGNMENT AND CONFIDENTIAL
INFORMATION AGREEMENT
     In consideration of my employment or continued employment by Bio-Imaging Technologies, Inc., a Delaware corporation (the “Company”), within the Company’s wholly-owned subsidiary Phoenix Data Systems, Inc. (“PDS”), a Delaware corporation, I hereby represent and agree as follows:
1. I understand that the Company and its subsidiaries are engaged in a continuous program of research, development, production and marketing in connection with its business and that I have been hired to invent and create, or may acquire information with respect to, scientific, technical and/or business innovations. References herein to the Company shall include PDS.
2. Disclosure of Innovations. I agree to disclose in writing to the Company, all inventions, improvements and other innovations relating to the technology of the Company on which I worked during Company time or with Company assets that I may make, conceive, develop or reduce to practice, alone or jointly with others, during the term of my employment with the Company, whether or not they are related to my work for the Company and whether or not they are eligible for patent, copyright, trademark, trade secret or other legal protection (“Innovations”).
3. Assignment of Ownership of Innovations. I agree that all Innovations will be the sole and exclusive property of the Company, and I hereby assign all my rights, or that the Company shall have no less than “shop rights” in the event of a limitation, in the Innovations and in all related patents, copyrights, trademarks, trade secrets, rights of priority and other proprietary rights to the Company. At the Company’s request and expense, during and after the period of my employment with the Company, and subsequent to my employment at the request of the Company, I will assist and cooperate with the Company in all respects and will execute documents, and, subject to my reasonable availability, give testimony and take further acts requested by the Company to obtain, maintain and enforce the protection of the Innovations. I hereby appoint the President of the Company as my attorney-in-fact to execute documents on my behalf for this purpose.
4. Protection of Confidential Information of the Company. I understand that my work as an employee of the Company creates a relationship of trust and confidence between myself and the Company. During and after the period of my employment with the Company, I will not use or disclose, or allow anyone else to use or disclose, any “Confidential Information” (as defined below) relating to the Company, its products, suppliers or customers, except as may be necessary in the performance of my work for the Company or as may be authorized in advance by appropriate officers of the Company. “Confidential Information” shall include innovations, business strategies, financial information, forecasts, personnel information, customer lists, trade secrets and any other non-public technical or business information, whether in writing or given to me orally, which I know or have reason to know the Company would like to treat as confidential for any purpose, such as maintaining a competitive advantage or avoiding undesirable publicity. I will keep Confidential Information secret and will not allow any unauthorized use of the same, whether or not any document containing it is marked as confidential. These restrictions, however, will not apply to Confidential Information that has become known to the public generally through no fault or breach of mine or that the Company regularly gives to third parties without restriction on use or disclosure. Upon termination of my work with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company, and I will not take with me any documents or materials or copies thereof containing any Confidential Information.
5. Other Agreements. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment agreement, confidential information agreement, non-competition agreement or other agreement with any former employer or other party. I represent that I will not bring with me to the Company, or use in the performance of my duties for the Company, any documents or materials of a former employer that are not generally available to the public.
6. Disclosure of this Agreement. I hereby authorize the Company to notify others, including, but not limited to, customers of the Company and any of my future employers, of the terms of this Agreement and my responsibilities hereunder.
7. Injunctive Relief and Enforcement. I understand that in the event of a breach or threatened breach of this Agreement by me the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement. I also agree that if any court shall determine that any provision of this Agreement is unenforceable with respect to its term or scope, then such provision shall nonetheless by enforceable by any such court upon such modified term or scope as may be determined by such court to be reasonable and enforceable.
8. Governing Law. I agree that this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

Date 9/25/2008	/s/ Peter Benton
Signature
Peter Benton 2 Hillard Lane Gladstone, NJ 07934

Exhibit C
BIO-IMAGING TECHNOLOGIES, INC.
Executive Retention Agreement
     THIS EXECUTIVE RETENTION AGREEMENT (this “Agreement”) by and between Bio-Imaging Technologies, Inc., a Delaware corporation (the “Company”), and Peter Benton (the “Executive”) is made as of September 30, 2008 (the “Effective Date”).
     WHEREAS, the Executive is a party to an Employment Agreement with the Company effective as of the Effective Date (the “Employment Agreement”), and
     WHEREAS, the Company and the Executive desire to enter into this Agreement;
     NOW, THEREFORE, as an inducement for and in consideration of the Executive remaining in its employ, the Company agrees that the Executive shall receive the severance benefits set forth in this Agreement in the event the Executive’s employment with the Company is terminated under the circumstances described below in connection with a Change in Control (as defined in Section 1.1).
     1. Key Definitions.
     As used herein, the following terms shall have the following respective meanings:
          1.1 “Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (d) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):
               (a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) more than 50% of either (x) the total fair market value of the then-outstanding shares of the Company’s stock (the “Outstanding Company Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition of securities directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (c) of this Section 1.1; or

               (b) a change in the composition of the Board over a period of twelve (12) months or less such that the Continuing Directors (as defined below) fail to constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or
               (c) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of related transactions over a 12-month period (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Company’s outstanding common stock (the “Company Outstanding Common Stock”) and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (ii) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or
               (d) a complete liquidation or dissolution of the Company approved by the stockholders of the Company.
          1.2 “Change in Control Date” means the first date during the Term (as defined in Section 2) on which a Change in Control occurs.
          1.3 “Cause” means:
               (a) the Executive’s willful and continued failure to substantially perform his reasonable assigned duties as an officer of the Company (other than any such failure resulting from incapacity due to physical or mental illness or any failure after the Executive gives notice of termination for Good Reason), which failure is not cured within 30 days after a written demand for substantial performance is received by the Executive from the Board of Directors of the Company which specifically identifies the manner in which the Board of Directors believes the Executive has not substantially performed the Executive’s duties; or
               (b) the conviction of the Executive of, or the entry of a pleading of guilty or nolo contendere by the Executive to, any crime involving moral turpitude or any felony; or
               (c) the Executive’s commission of dishonesty or gross negligence which is materially and demonstrably injurious to the Company; or
               (d) the Executive’s willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company; or
               (e) any material breach by the Executive of this Agreement or any employment agreement and related agreements with the Company, including, but not limited to, any non-competition or non-solicitation provision, which breach is not cured within 30 days after a written notice of such breach is received by the Executive from the Board of Directors of the Company, which specifically identifies such breach.
     For purposes of this Section 1.3, no act or failure to act by the Executive shall be considered “willful” unless it is done, or omitted to be done, in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.
     Notwithstanding the foregoing, if the Executive has an effective employment agreement with the Company that contains a definition of “Cause” for purposes of termination of the Executive’s employment with the Company, the definition of “Cause” contained in such effective employment agreement shall be used in this Agreement.
          1.4 “Good Reason” means the occurrence, without the Executive’s written consent, of any of the events or circumstances set forth in clauses (a) through (g) below. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason if, prior to the Date of Termination specified in the Notice of Termination (each as defined in Section 3.2(a)) given by the Executive in respect thereof, such event or circumstance has been fully corrected and the Executive has been reasonably compensated for any losses or damages resulting therefrom (provided that such right of correction by the Company shall only apply to the first Notice of Termination for Good Reason given by the Executive):
               (a) the assignment to the Executive of duties materially inconsistent with the Executive’s authority or responsibilities taken as a whole in effect immediately prior to the earliest to occur of (i) the Change in Control Date, (ii) the date of the execution by the Company of the initial written agreement or instrument providing for the Change in Control or (iii) the date of the adoption by the Board of Directors of a resolution providing for the Change in Control (with the earliest to occur of such dates referred to herein as the “Measurement

Date”), or any other action or omission by the Company which results in a material diminution in such position, authority or responsibilities; or
               (b) a reduction in the Executive’s annual base salary as in effect on the Measurement Date; or
               (c) the failure by the Company to (i) continue in effect any material compensation or benefit plan or program (including without limitation any life insurance, medical, health and accident or disability plan and any vacation or automobile program or policy) (a “Benefit Plan”) in which the Executive participates or which is applicable to the Executive immediately prior to the Measurement Date, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan, a lump sum payment or increase in compensation) has been made with respect to such plan or program, (ii) continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants, than the basis existing immediately prior to the Measurement Date or (iii) award cash bonuses to the Executive in amounts and in a manner substantially consistent with past practice in light of the Company’s financial performance; or
               (d) a change by the Company in the location at which the Executive performs his principal duties for the Company to a new location that is outside a radius of 50 miles from the Executive’s principal residence and outside a radius of 25 miles from the location at which the Executive performed his principal duties for the Company immediately prior to the Measurement Date; or
               (e) the failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform this Agreement, as required by Section 6.1; or
               (f) a purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3.2(a); or
               (g) any material breach by the Company of this Agreement or any employment agreement with the Executive, which breach is not cured within 30 days after a written notice of such breach is received by the Company from the Executive, which specifically identifies such breach.
     The Executive’s right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness.
          1.5 “Disability” means the Executive’s absence from the full-time performance of the Executive’s duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative, which consent shall not be unreasonably withheld.
          1.6 “Code” means the Internal Revenue Code of 1986, as amended.

     2. Term of Agreement. This Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the Effective Date and shall expire upon the first to occur of (a) the termination of the Executive’s employment with the Company more than 60 days prior to the Change in Control Date, (b) the date 24 months after the Change in Control Date, if the Executive is still employed by the Company as of such later date, or (c) the fulfillment by the Company of all of its obligations under Sections 4 and 5.2 and 5.3 if the Executive’s employment with the Company terminates within the period from 60 days prior to the Change in Control Date to 24 months following the Change in Control Date.
     3. Employment Status; Termination Following Change in Control.
          3.1 Not an Employment Contract. The Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee and that this Agreement does not prevent the Executive from terminating employment at any time.
          3.2 Termination of Employment.
               (a) If the Change in Control Date occurs during the Term, any termination of the Executive’s employment by the Company or by the Executive within 24 months following the Change in Control Date (other than due to the death of the Executive) shall be communicated by a written notice to the other party hereto (the “Notice of Termination”), given in accordance with Section 7. Any Notice of Termination shall: (i) indicate the specific termination provision (if any) of this Agreement relied upon by the party giving such notice, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the Date of Termination (as defined below). The effective date of an employment termination shall be (i) the close of business on the date specified in the Notice of Termination (which date may not be less than 15 days or more than 120 days after the date of delivery of such Notice of Termination) in the case of a termination by the Company or by the Executive within 24 months following the Change in Control, (ii) in the case of a termination due to the Executive’s death, the date of the Executive’s death, and (iii) in the case of the Executive’s termination prior to the Change in Control, the date of such termination. In the event the Company fails to satisfy the requirements of Section 3.2(a) regarding a Notice of Termination, the purported termination of the Executive’s employment pursuant to such Notice of Termination shall not be effective for purposes of this Agreement.
               (b) If a Change in Control Date occurs during the 60 days after the termination of the Executive’s employment by the Company, the Company shall give the Executive notice of such Change in Control.
               (c) The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting any such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

               (d) Any Notice of Termination for Cause given by the Company must be given within 90 days of the discovery by the Board of the occurrence of the event(s) or circumstance(s) that constitute(s) Cause. Prior to any Notice of Termination for Cause being given (and prior to any termination for Cause being effective), the Executive shall be entitled to a hearing before the Board of Directors of the Company at which he may, at his election, be represented by counsel and at which he shall have a reasonable opportunity to be heard. Such hearing shall be held on not less than 15 days prior written notice to the Executive stating the Board of Directors’ intention to terminate the Executive for Cause and stating in detail the particular event(s) or circumstance(s) which the Board of Directors believes constitutes Cause for termination.
               (e) Any Notice of Termination for Good Reason given by the Executive must be given within 90 days of the discovery by the Executive of the occurrence of the event(s) or circumstance(s) that constitute(s) Good Reason.
     4. Benefits to Executive.
          4.1 Stock Acceleration. If the Executive’s employment is terminated by the Company other than for Cause, or the Executive terminates his employment for Good Reason, during the Pre-Closing Period or at any time thereafter during the remainder (if any) of the Term, then, effective upon such termination of employment, (a) each outstanding option to purchase shares of Common Stock of the Company held at that time by the Executive shall become immediately exercisable in full and shares of Common Stock of the Company received upon exercise of any options will no longer be subject to a right of repurchase by the Company, and (b) each outstanding restricted stock award shall be deemed to be fully vested and will no longer be subject to a right of repurchase by the Company. Each option shall remain so exercisable until the expiration date of the option term or (if earlier) the termination of that option in accordance with the provisions of the applicable stock option agreement. For purposes of this Section 4.1, the Pre-Closing Period means the period commencing with the Company’s execution of the definitive agreement for a Change in Control transaction and ending upon the earlier of (i) the closing of the Change in Control contemplated by such definitive agreement or (ii) the termination of such definitive agreement without the consummation of the contemplated Change in Control.
          4.2 Compensation. If the Change in Control Date occurs during the Term and the Executive’s employment with the Company terminates within the period from 60 days prior to the Change in Control Date to 24 months following the Change in Control Date, the Executive shall be entitled to the following benefits:
               (a) Termination Without Cause or for Good Reason. If the Executive’s employment with the Company is terminated by the Company (other than for Cause, Disability or death) or by the Executive for Good Reason within the period from 60 days prior to the Change in Control Date to 24 months following the Change in Control Date, then, subject to Section 4.2(a)(v) below, the Executive shall be entitled to the following benefits:
                    (i) The Company shall pay to the Executive in cash the aggregate of the following amounts:

                         (1) The Company shall make a lump sum cash payment to the Executive equal to (A) the Executive’s base salary through the Date of Termination, (B) the product of (x) the greater of (i) Executive’s largest annual bonus for the most recently completed three (3) fiscal years and (ii) the Executive’s target annual bonus at time of termination and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (C) any accrued vacation pay, in each case to the extent not previously paid (the sum of the amounts described in clauses (A) and (C) shall be hereinafter referred to as the “Accrued Obligations” and the dollar amount described in clause (B) shall be hereinafter referred to as the “Pro-Rata Bonus” ). Payment of the Accrued Obligations shall be made on the Date of Termination, and the payment of the Pro-Rata Bonus shall be made on the 30th day following the later of the Executive’s Separation from Service or the Change in Control Date (the “Applicable Date”) or as soon as administratively practicable following such scheduled payment date, but in no event later than the close of the calendar year in which the Applicable Date occurs or (if later) the 15th day of the third calendar month following that date.
                         (2) Any compensation deferred on behalf of the Executive on the Date of Termination or the Change in Control Date under any deferred compensation plan subject to Section 409A of the Internal Revenue Code, as amended (the “Code”), shall be paid at the time or times specified for payment pursuant to the provisions of such plan.
                         (3) The Company shall, in a series of 18 successive equal monthly installments pursuant to the Company’s normal payroll practices, pay in cash to the Executive an amount equal to (A) 1.5 multiplied by (B) the sum of (x) the greater of (i) the Executive’s annual base salary for the most recently completed fiscal year or (ii) the Executive’s current annual base salary at the time of termination and (y) the greater of (i) Executive’s largest annual bonus for the most recently completed three (3) fiscal years and (ii) the Executive’s target annual bonus at time of termination. The first such installment shall be paid on the 30th day following the Applicable Date or as soon as administratively practicable following such scheduled payment date, but in no event later than the close of the calendar year in which the Applicable Date occurs or (if later) the 15th day of the third calendar month following that date.
                    (ii) For a period not to exceed 18 months measured from the Applicable Date, the Company shall, if the Executive elects under Code Section 4980B to continue health care coverage under the Company’s group health plan for himself, his spouse and his eligible dependents following the Date of Termination, provide such continued health care coverage at the Company’s expense; provided, however, that such coverage at the Company’s expense shall immediately terminate on the date the Executive is first covered under another employer’s heath benefit program which provides substantially the same level of benefits without exclusion for pre-existing medical conditions. Such health care coverage shall be at the same level and provide the same type of benefits as would have been provided to them if the Executive’s employment had not been terminated and they had continued to be covered under the applicable Benefit Plans in effect on the Measurement Date or, if more favorable to the Executive and his family, in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies. Such continued health care coverage shall be provided pursuant to the provisions of this subparagraph (ii) even if such coverage extends beyond the period of statutorily-required coverage under Code Section 4980B, but subject to earlier termination in accordance with the above proviso relating to coverage under another employer’s plan. In the event the Company’s provision of such continued health care coverage results in the recognition of taxable income (whether for federal, state or local income tax purposes) by the Executive or his spouse or other eligible dependent, then the Executive and his spouse and dependents shall each be responsible for the payment of the income and employment tax liability resulting from such coverage, and the Company will not provide any tax gross-up payments to the Executive (or any other person) with respect to such income and employment tax liability. To the extent the health coverage under this Subparagraph (ii) is to be provided through a self-funded program maintained by the Company, the Executive shall directly pay for the costs to obtain such health coverage and shall, within 30 days after each periodic payment for a reimbursable health care expense under this Section 4.2, submit appropriate evidence of such payment to the Company for reimbursement, and the Company shall pay such reimbursement on the 30th day following receipt of the submission. During the period such health care coverage remains in effect hereunder, the following provisions shall govern the arrangement: (a) the amount of the costs eligible for reimbursement in any one calendar year of such coverage shall not affect the amount of the costs eligible for reimbursement in any other calendar year for which such reimbursement is to be provided hereunder; (ii) no costs shall be reimbursed after the close of the calendar year following the calendar year in which those costs were incurred; and (iii) the Executive’s right to the reimbursement of such costs cannot be liquidated or exchanged for any other benefit. To the extent the reimbursed heath care costs constitute taxable income to the Executive, the Company shall report the reimbursement as taxable W-2 wages and collect the applicable withholding taxes, and any remaining tax liability shall be the Executive’s sole responsibility.
     In the event that the Executive’s Date of Termination occurs prior to the Change in Control Date, then the period of coverage hereunder shall be reduced by the period from the Executive’s Date of Termination to the Change in Control Date.
                    (iii) To the extent not previously paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive following the Executive’s termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”). Each of the Other Benefits shall be paid or provided as they become due and payable in one or more installments under the applicable plan or arrangement.
                    (iv) For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits to which the Executive is entitled, the Executive shall be considered to have remained employed by the Company until 18 months after the Date of Termination.
                    (v) Notwithstanding the foregoing, if the Executive breaches any ongoing obligation with the Company (by way of example and not by way of limitation, any breach of a non-competition or non-solicitation provision with the Company), and such breach is not cured within 30 days of written notice of such breach received by the Executive from the

Company, then the Company shall no longer be required to provide any of the benefits set forth in this Section 4.2(a) above.
               (b) Termination More Than 60 Days Prior to Change in Control. If (a) a Change in Control occurs, (b) the Executive’s employment with the Company is terminated more than 60 days prior to the date on which the Change in Control occurs, and (c) it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then the Executive shall receive the payments and benefits set forth in Section 4.2(a), subject to Section 4.2(a)(v).
               (c) Resignation without Good Reason; Termination for Death or Disability. If the Executive voluntarily terminates his employment with the Company within the period from 60 days prior to the Change in Control Date to 24 months following the Change in Control Date, excluding a termination for Good Reason, or if the Executive’s employment with the Company is terminated by reason of the Executive’s death or Disability within the period from 60 days prior to the Change in Control Date to 24 months following the Change in Control Date, then the Company shall (i) pay the Executive (or his estate, if applicable), in a lump sum in cash on the Date of Termination, the Accrued Obligations, (ii) pay the Executive (or his estate, if applicable) the Pro-Rated Bonus in a lump sum in cash on the 30th day following the Applicable Date or as soon as administratively practicable following such scheduled payment date, but in no event later than the close of the calendar year in which the Applicable Date occurs or (if later) the 15th day of the third calendar month following that date, and (iii) pay or provide to the Executive the Other Benefits in accordance with same payment and due date provisions in effect under subparagraph (iii) of Section 4.2(a). In addition, any vested compensation deferred on behalf of the Executive under any deferred compensation plan subject to Code Section 409A shall be paid at the time or times specified for payment pursuant to the provisions of such plan.
               (d) Termination for Cause. If the Company terminates the Executive’s employment with the Company for Cause within the period from 60 days prior to the Change in Control Date to 24 months following the Change in Control Date, then the Company shall (i) pay the Executive, in a lump sum in cash on the Date of Termination, the Accrued Obligations and (ii) timely pay or provide to the Executive the Other Benefits in accordance with same payment and due date provisions in effect under subparagraph (iii) of Section 4.2(a). In addition, any vested compensation deferred on behalf of the Executive under any deferred compensation plan subject to Code Section 409A shall be paid at the time or times specified for payment pursuant to the provisions of such plan.
          4.3 Section 409A. Certain payments contemplated by this Agreement may be “deferred compensation” for purposes of Section 409A of the Code. Accordingly, the following provisions shall be in effect for purposes of avoiding or mitigating any adverse tax consequences to the Executive under Code Section 409A.
               (a) It is the intent of the parties that the provisions of this Agreement comply with all applicable requirements of Code Section 409A. Accordingly, to the extent there is any ambiguity as to whether any provisions of this Agreement would otherwise contravene one or more requirements or limitations of Code Section 409A, then such provisions shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Code Section 409A and the applicable Treasury Regulations thereunder. If any federal legislation is enacted during the term of this Agreement which imposes a dollar limit on deferred compensation, then the Executive will co-operate with the Company in restructuring any items of compensation under this Agreement that are deemed to be deferred compensation subject to such limitation; provided such restructuring shall not reduce the dollar amount of any such item or adversely affect the vesting provisions applicable to such item or otherwise reduce the present value of that item.
               (b) Notwithstanding any provision to the contrary in this Agreement, no payments or benefits to which the Executive may become entitled under Section 4 or Section 5.3 of this Agreement shall be made or provided to him prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s Separation from Service or (ii) the date of his death, if the Executive is deemed, pursuant to the procedures established by the Compensation Committee in accordance with the applicable standards of Code Section 409A and the Treasury Regulations thereunder and applied on a consistent basis for all non-qualified deferred compensation plans of the Employer Group subject to Code Section 409A, to be a “specified employee” at the time of such Separation from Service and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Section 4.3 (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. The specified employees subject to such a delayed commencement date shall be identified on December 31 of each calendar year. If the Executive is so identified on any such December 31, he shall have specified employee status for the twelve (12)-month period beginning on April 1 of the following calendar year. For purposes of this Agreement, including (without limitation) this Section 4.3(b), the following definitions shall be in effect:
                    (i) “Separation from Service” shall mean the date on which the level of the Executive’s bona fide services as an Employee (or non-employee consultant) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services the Executive rendered as an Employee during the immediately preceding thirty-six (36) months (or any shorter period of such Employee service). Any such determination, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Code Section 409A. In addition to the foregoing, a Separation from Service will not be deemed to have occurred while the Executive is on a sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or any longer period for which the Executive’s right to reemployment with the Company is provided by either statute or contract; provided, however, that in the event of a leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six (6) months and that causes the Executive to be unable to perform his duties as an Employee, no Separation from Service shall be deemed to occur during the first twenty-nine (29) months of such leave. If the period of the leave exceeds six (6) months

(or twenty-nine (29) months in the event of disability as indicated above) and the Executive is not provided with a right to reemployment by either statute or contract, then the Executive will be deemed to have Separated from Service on the first day immediately following the expiration of the applicable six (6)-month or twenty-nine (29)-month period.
                    (ii) The Executive shall be deemed to remain an “Employee” for so long he remains in the employ of at least one member of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.
                    (iii) “Employer Group” shall mean the Company and each member of the group of commonly controlled corporations or other businesses that include the Company, as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder, except that in applying Sections 1563(1), (2) and (3) for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections, and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.414(c)-2 of the Treasury Regulations.
          4.4 Taxes.
               (a) Notwithstanding any other provision of this Agreement, except as set forth in Section 4.4(b), in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the Company shall not be obligated to provide to the Executive a portion of any “Contingent Compensation Payments” (as defined below) that the Executive would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”)) for the Executive. For purposes of this Section 4.4, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Proposed Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.” To the extent any such elimination is required, the dollar amount of the Executive’s cash severance under Section 4.2 of this Agreement (other than the Pro-Rata Bonus) will be reduced first, with such reduction to be effected pro-rata as to each payment, then the dollar amount of the Executive’s Pro-Rata Bonus shall be reduced next the number of options or other equity awards that are to vest on an accelerated basis pursuant to Section 4.1 of this Agreement shall be reduced (based on the value of the parachute payment resulting from such acceleration) in the same chronological order in which awarded, and finally the Executive’s remaining benefits will be reduced in a manner that not result in any impermissible deferral or acceleration of benefits under Section 409A of the Code.
               (b) Notwithstanding the provisions of Section 4.4(a), no such reduction in Contingent Compensation Payments shall be made if (i) the Eliminated Amount (computed without regard to this sentence) exceeds (ii) 110% of the aggregate present value (determined in accordance with Proposed Treasury Regulation Section 1.280G-1, Q/A-31 and

Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by the Executive if the Eliminated Payments (determined without regard to this sentence) were paid to him (including, state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes). The override of such reduction in Contingent Compensation Payments pursuant to this Section 4.4(b) shall be referred to as a “Section 4.4(b) Override.” For purpose of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.
               (c) For purposes of this Section 4.4 the following terms shall have the following respective meanings:
                    (i) “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.
                    (ii) “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.
               (d) Any payments or other benefits otherwise due to the Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 4.4(d). Within 30 days after the Applicable Date, the Company shall determine and notify the Executive (with reasonable detail regarding the basis for its determinations) (i) which Potential Payments constitute Contingent Compensation Payments, (ii) the Eliminated Amount and which Contingent Compensation Payments or portions thereof (the aggregate amount of which, determined in accordance with Proposed Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision, shall be equal to the Eliminated Amount) shall be treated as Eliminated Payments and (iii) whether the Section 4.4(b) Override is applicable. Within 30 days after delivery of such notice to the Executive, the Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that he agrees with the Company’s determination pursuant to the preceding sentence shall be treated as Eliminated Payments or (B) that he disagrees with such determination, in which case he shall set forth (i) which Potential Payments should be characterized as Contingent Compensation Payments, (ii) the Eliminated Amount, (iii) whether the Section 4.4(b) Override is applicable, and (iv) which (if any) Contingent Compensation Payments, or portions thereof (the aggregate amount of which, determined in accordance with Proposed Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision, shall be equal to the Eliminated Amount, if any), shall be treated as Eliminated Payments in accordance with Section 4.4(a). In the event that the Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final and the Contingent

Compensation Payments that shall be treated as Eliminated Payments shall be determined by the Company in its absolute discretion in accordance with Section 4.4(a), and the remaining Potential Payments to which the Executive is entitled shall be paid in accordance with the same payment date provisions in effect for payments which become due under the following sentence, except that the scheduled payment shall be the third business day following the expiration of the 30-day notice period for the Executive’s Response. If the Executive states in the Executive Response that he agrees with the Company’s determination, the Company shall make each of the Potential Payments to the Executive on the third business day following delivery to the Company of the Executive Response or as soon as administratively practicable following such scheduled payment date, but in no event later than the close of the calendar year in which the scheduled payment occurs or (if later) the 15th day of the 3rd calendar month following such scheduled payment date; provided, however, that any Potential Payments which are not due to be made until after such date shall be made on the date on which they are due. If the Executive states in the Executive Response that he disagrees with the Company’s determination, then, for a period of 60 days following delivery of the Executive Response, the Executive and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in Philadelphia, Pennsylvania, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall pay to the Executive each of those Potential Payments as to which there is no dispute between the Company and the Executive regarding whether they should be made, with such payment to be made on the third business day following delivery to the Company of the Executive Response or as soon after that scheduled payment date as administratively practicable, but in no event later than the close of the calendar year in which such scheduled payment date occurs or (if later) the 15th day of the 3rd calendar month following such scheduled payment date; provided, however, that any Potential Payments which are not due to be made until after such date shall be made on the date on which they are due. The balance of the Potential Payments shall be made on the third business day following the resolution of such dispute or as soon as administratively practicable following such scheduled payment date, but in no event later than the close of the calendar year in which the dispute is resolved. Subject to the limitations contained in Sections 4.4(a) and (b) hereof, the amount of any payments to be made to the Executive following the resolution of such dispute shall be increased by amount of the accrued interest thereon computed at the prime rate announced from time to time by Citibank, N.A., compounded monthly from the date that such payments originally were due.
               (e) The provisions of this Section 4.4 are intended to apply to any and all payments or benefits available to the Executive under this Agreement or any other agreement or plan of the Company under which the Executive receives Contingent Compensation Payments.
          4.5 Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefits provided for in this Section 4 by seeking other employment or otherwise.
     5. Disputes.

          5.1 Settlement of Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board of Directors of the Company and shall be in writing. Any denial by the Board of Directors of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board of Directors shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Philadelphia, Pennsylvania, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
          5.2 Expenses. The Company agrees to pay as incurred, to the full extent permitted by law, all legal, accounting and other fees and expenses which the Executive may reasonably incur as a result of any claim or contest (so long as a court of competent jurisdiction renders a final order, decree or judgment in favor of the Executive, and after the time for appeal has expired and no appeal has been perfected for such final order, decree or judgment) by the Company, the Executive or others regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive regarding the amount of any payment or benefits pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.
          5.3 Compensation During a Dispute. If the Change in Control Date occurs during the Term and the Executive’s employment with the Company terminates within the period from 60 days prior to the Change in Control Date to 24 months following the Change in Control Date, and the right of the Executive to receive benefits under Section 4 (or the amount or nature of the benefits to which he is entitled to receive) are the subject of a dispute between the Company and the Executive, the Company shall continue (a) to pay to the Executive his base salary in effect as of the Measurement Date and (b) to provide benefits to the Executive and the Executive’s family at least equal to those which would have been provided to them, if the Executive’s employment had not been terminated, in accordance with the applicable Benefit Plans in effect on the Measurement Date, until such dispute is resolved either by mutual written agreement of the parties or by an arbitrator’s award pursuant to Section 5.1. Following the resolution of such dispute, the sum of the payments made to the Executive under clause (a) of this Section 5.3 shall be deducted from any cash payment which the Executive is entitled to receive pursuant to Section 4; and if such sum exceeds the amount of the cash payment which the Executive is entitled to receive pursuant to Section 4, the excess of such sum over the amount of such payment shall be repaid (without interest) by the Executive to the Company within three (3) business days following the resolution of such dispute.
     6. Successors.
          6.1 Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this

Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.
          6.2 Successor to Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or his family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.
     7. Notice. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, at 826 Newtown-Yardley Road, Newtown, Pennsylvania 18940, and to the Executive at the Executive’s address indicated on the signature page of this Agreement (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.
     8. Miscellaneous.
          8.1 Employment by Subsidiary. For purposes of this Agreement, the Executive’s employment with the Company shall not be deemed to have terminated solely as a result of the Executive continuing to be employed by a wholly-owned subsidiary of the Company.
          8.2 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
          8.3 Injunctive Relief. The Company and the Executive agree that any breach of this Agreement by the Company is likely to cause the Executive substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Executive shall have the right to specific performance and injunctive relief.

          8.4 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the Commonwealth of Pennsylvania, without regard to conflicts of law principles.
          8.5 Waivers. No waiver by the Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.
          8.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.
          8.7 Tax Withholding. Any payments provided for hereunder shall be subject to the Company’s collection of the any applicable tax withholding required under federal, state or local law, and the Executive shall only be entitled to the amount of each payment remaining the applicable withholding taxes have been collected.
          8.8 Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.
          8.9 Amendments. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.
          8.10 Executive’s Acknowledgements. The Executive acknowledges that he or she: (a) has read this Agreement; (b) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Executive’s own choice or has voluntarily declined to seek such counsel; (c) understands the terms and consequences of this Agreement; and (d) understands that the law firm of Morgan, Lewis & Bockius LLP is acting as counsel to the Company in connection with the transactions contemplated by this Agreement, and is not acting as counsel for the Executive.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

BIO-IMAGING TECHNOLOGIES, INC.

By:	/s/ Mark L. Weinstein

Name:	Mark L. Weinstein

Title:	President & CEO

EXECUTIVE

/s/ Peter Benton 9/19/2008

Name:	Peter Benton

Address:	2 Hillard Lane
Gladstone, NJ 07934